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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                         LOUISIANA-PACIFIC CORPORATION
            (Exact name of registrant as specified in its charter)

                Delaware                            93-0609074
          (State of incorporation)      (IRS Employer Identification No.)

          111 S.W. Fifth Avenue
            Portland, Oregon                          97204
(Address of principal executive offices)            (Zip Code)


        LOUISIANA-PACIFIC CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plan)


                            Anton C. Kirchhof, Jr.
                                   Secretary
                         Louisiana-Pacific Corporation
                             111 S.W. Fifth Avenue
                            Portland, Oregon  97204
                           Telephone (503) 221-0800
          (Name, address, and telephone number of agent for service)



                                CALCULATION OF REGISTRATION FEE
==============================================================================================
                                      Proposed Maximum   Proposed Maximum
Title of Securities    Amount to be    Offering Price       Aggregate          Amount of
  to be Registered      Registered       Per Share        Offering Price    Registration Fee
____________________________________________________________________________________________
  Common Stock       1,500,000 shares        (2)           $31,406,250(2)     $10,830(2)
 (par value $1
  per share)(1)

=============================================================================================

(1)   Includes rights under the 1996 Employee Stock Purchase Plan.

(2)   Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based upon the average of the high and low sales prices, $20.9375, reported for the Common Stock on the New York Stock Exchange-Composite
      Transactions on August 21, 1996.

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                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

      (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

      (b) The registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996.

      (c)  The registrant's Current Report on Form 8-K dated January 2, 1996.

      (d)  The description of the registrant's Common Stock included as
  Exhibit 99.3 to the registrant's Report on Form 8-K dated July 28, 1995.

      All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      Not applicable.

Item 6.  Indemnification of Directors and Officers.

      Indemnification

      Section 174 of the Delaware General Corporation Law ("Law") provides that any director against whom a claim shall be successfully asserted under said section for an unlawful payment of a dividend or an unlawful stock purchase or redemption shall be entitled to be subrogated to the rights of the corporation against stockholders who received the dividend on, or assets for the sale or redemption of, their stock with knowledge that the same was unlawful. Said section also provides that any such director shall be entitled to contribution from the other directors who voted for or concurred in the unlawful dividend, stock purchase, or redemption.

      The registrant's certificate of incorporation and bylaws provide that the registrant shall indemnify its officers and directors to the full extent permitted by Section 145 of the Law, as amended from time to time. Said
Section 145 authorizes a corporation, under certain conditions, to indemnify each person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against certain expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative in which he was or is a party or is threatened to be made a party by reason of being or having been such director, officer, employee, or agent. In addition to the indemnification authorized by
Section 145 of the Law, the registrant's bylaws provide that the registrant shall indemnify any natural person (not including non-employee lawyers, accountants, actuaries, investment advisers, or arbitrators acting in such capacity) who is or was serving in a fiduciary capacity with respect to one of the registrant's employee benefit or welfare plans or who is or was performing any service or duty on behalf of the registrant with respect to such a plan, against all expenses, judgments, fines, and amounts paid in settlement incurred by such person in connection with any action or proceeding arising out of such service or performance, to the extent such expenses and amounts are insurable but not covered by collectible insurance or otherwise indemnified. Such indemnification shall not be available to any person who participated in or knowingly failed to take appropriate action with respect to any violation of any responsibilities or obligations imposed upon fiduciaries by law, knowing such to be a violation of such responsibilities or obligations.

      Insurance

      The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities.

Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

      The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-4.

Item 9.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
            Section 10(a)(3) of the Securities Act of 1933
            ("Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.
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                                  SIGNATURES

The Registrant.

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 26th day of August, 1996.

                                                LOUISIANA-PACIFIC CORPORATION
                                                (Registrant)

                                                By  /s/ WILLIAM L. HEBERT

                                                William L. Hebert
                                                Vice President--Treasurer
                                                  and Controller

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 26th day of August, 1996.

                  Signature                                 Title
                  ---------                                 -----
  (1)  Principal Executive Officer and Director

       MARK A. SUWYN*                           Chairman of the Board and
                                                Chief Executive Officer and
                                                  Director


  (2)  Principal Financial and Accounting Officer:


      /S/ WILLIAM L. HEBERT                     Vice President--Treasurer
                                                  and Controller
      William L. Hebert


  (3)  A majority of the Board
           of Directors:

      PIERRE S. du PONT IV*                     Director
      WILLIAM E. FLAHERTY*                      Director
      BONNIE GUITON HILL*                       Director
      DONALD R. KAYSER*                         Director
      FRANCINE I. NEFF*                         Director
      LEE C. SIMPSON*                           Director
      CHARLES E. YEAGER*                        Director

      *By /s/ ANTON C. KIRCHHOF, JR.
              Anton C. Kirchhof, Jr.
                Attorney-in-fact
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                               INDEX TO EXHIBITS




4.1 Articles Fourth, Fifth, Seventh, Eighth, Ninth, and Tenth of the registrant's Restated Certificate of Incorporation, defining the rights of holders of Common Stock. Incorporated by reference to
            Exhibit 3(a) to the registrant's Form 10-Q report for the quarter ended June 30, 1993.

4.2 Article I, Article II, Sections 2 and 11, Article IV, Article VII and Article X of the registrant's Bylaws, as amended, defining the rights of holders of Common Stock. Incorporated by reference to
            Exhibit 3.B to the registrant's Form 10-Q report for the quarter ended June 30, 1996.

4.3 Rights Agreement as Restated as of February 3, 1991, between the registrant and First Chicago Trust Company of New York as Rights Agent. Incorporated by reference to Exhibit 4 to the registrant's Form 8-K report dated March 18, 1991.

4.4 Amendment No. 1, dated as of July 28, 1995, to Rights Agreement, restated as of February 3, 1991, between the registrant and First Chicago Trust Company of New York. Incorporated by reference to
            Exhibit 3 to the registrant's Form 8-A/A (Amendment No. 2) dated August 3, 1995.

4.5 Amendment No. 2, dated as of October 30, 1995, to Rights Agreement restated as of February 3, 1991, and amended as of July 28, 1995, between the registrant and First Chicago Trust Company of New York. Incorporated by reference to Exhibit 4 to the registrant's Form 8-K (Amendment No. 2) dated October 29, 1995.

5 Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to the legality of the securities being registered.

23.1        Consent of Arthur Andersen LLP, independent accountants.

23.2        Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in
            Exhibit 5).

24          Power of attorney of certain officers and directors.


      Other exhibits listed in Item 601 to Regulation S-K are not applicable.
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